Exhibit 4.34

Termination Agreement

This Termination Agreement (the “Agreement”) is entered into on January 25, 2016.

(1)	FL Mobile (Beijing) Co., Ltd. (“WFOE”), a company duly incorporated and existing under the laws of People’s Republic of China (“PRC”), having its business address at 239 No. 1093 Luyuannan Road, Tongzhou District, Beijing

(2)	FL Mobile Jiutian Technology Co., Ltd. (the “Domestic Company”), a company duly incorporated and existing under the laws of PRC, having its business address at fourth floor, Hangxing No. 2 Building No 11 Hepingli East Street Road Dongcheng District, Beijing

(3)	Lin Yu, an individual, Chinese ID No. 352124197612060013, Vincent Wenyong Shi, an individual, Chinese ID No. 352124197711280513, Lin Yu and Vincent Wenyong Shi are collectively referred to as the “Former Shareholders”.

In this Termination Agreement, the parties are collectively referred to as “Parties” and individually, “Party”.

Whereas:

(1)	WFOE is an exclusively foreign-owned enterprise duly incorporated and existing under the laws of RRC;

(2)	The Domestic Company is a limited liability company duly incorporated and existing in Beijing city with its main business of technology development; technical consulting; technical services; design of enterprise image; organization of culture and art exchanges; information consultation (excluding intermediary services); consulting and survey; design, production, agent, release of advertisements; conference service; technology import and export; import and export of goods; sales of electronic products, computer software and ancillary equipment; information service business under the second type of value-added telecommunication business (only including mobile value-added telecom business); internet information services;

(3)	Lin Yu and Vincent Wenyong Shi are the Former Shareholders of the Domestic Company, holding 100% shareholding in the Domestic Company when the Control Documents (as defined below) were entered into between and among the Parties;

(4)	WFOE, the Domestic Company and the Former Shareholders entered into a whole set of control documents listed in Schedule I (the “Control Documents”) on July 2, 2014.

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Now it is hereby agreed to terminate the Control Documents as follows:

Article 1 Termination of the Control Documents and Release

1.1	The Parties agree that the Lin Yu shall transfer 78% shareholding in the Domestic Company to Beijing NQ Technology Co., Ltd. (“Beijing Technology”) in accordance with and pursuant to the Exclusive Option Agreement of the Control Documents (“Share Transfer”), meanwhile Beijing Technology will assume Lin Yu’s payment obligation under the Loan Agreement of the Control Documents, and the Parties have entered into the Share Transfer Agreement and the relevant agreement for the debt transfer attached hereto as Schedule II. The Parties hereby agree to terminate the Control Documents subject to the terms and conditions set forth in this Agreement.

1.2	The Parties agree, as of the date upon completion of the change registration of shareholder under the Share Transfer at the governing registration authority (“Termination Date”), to terminate the Control Documents and all the rights and obligations of the Parties under the Control Documents shall be terminated and released as of the Termination Date. The Parties acknowledge that there is no disputes arising out of the execution and performance of the Control Documents so far and shall now or at any time in the future refrain from seeking liabilities or making any claims for compensation. Each of the Parties shall not enjoy any rights under the Control Documents nor shall bear any obligations or liabilities under the Control Documents after the Termination Date.

1.3	The termination of the Control Documents shall not be deemed as the breach of the Control Documents.

1.4	The Parties shall process the deregistration formalities within five days after the entry of this Agreement provided that there are registration matters under the Control Documents (including but not limited to the share pledge registration).

Article 2 No Assignment

Neither the Agreement nor any rights and/or interests according to this Agreement are assignable by either of the Parties without the prior consent of the non-assigning Party.

Article 3 Confidentiality

The terms of this Agreement are confidential and all disclosures made by the Parties must be regarded as confidential. Confidential information received by either Party must be kept strictly confidential to a standard not less than that which the receiving Party applies to its own confidential information and no less than reasonably expected. No announcement or other disclosure may be made concerning the contents of this Agreement or any ancillary matter except:

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a)	as required by law or any regulatory authority; or

b)	with the prior written approval of other Party; or

c)	to a Party’s professional advisors.

Article 4 Notice

4.1	Any notice or other correspondence under this Agreement (“Notice”) shall be made in writing (delivered personally, by post, fax or e-mail) and delivered to the notified party in accordance with the address or number designated in Schedule III and shall constitute a valid notice only if the name of the contact person is specified:

If any of the above details are changed, the Party shall notify the other Party of the change in writing within seven (7) days in accordance with the foregoing notice requirements, otherwise, the notice sent to its original address or numbers shall be deemed as valid.

4.2	The date and time of service of notices delivered as above shall be determined as follows:

a)	Any notice delivered personally shall be deemed as served when being signed by the recipient and not served without signature of the recipient;

b)	Any posted or couriered notice shall be delivered by way of registered mail, express mail or courier, and shall be deemed as served 48 hours after the receipt signature obtained from the recipient or the representative of the recipient (postponed accordingly in case of any public holidays);

c)	Any notice sent by fax or e-mail shall be deemed as served upon a delivery confirmation obtained. When the notice is sent on a public holiday, it shall be deemed as served on the first following working day.

Article 5 Governing Law and Dispute Resolution

5.1	This Agreement shall be governed by, interpreted under and construed in all respects in accordance with the PRC laws. If any part of this Agreement is held to be invalid or unenforceable, the unenforceable or invalid part shall be construed in accordance with applicable law to the greatest extent possible to reflect the original intent of the Parties, and the remainder of the provisions of this Agreement shall remain in full force and effect.

5.2	In the event that the Dispute cannot be resolved amicably, any Party may submit such Dispute to China International Economic and Trade Arbitration Commission (CIETAC) for arbitration which shall be conducted in accordance with the CIETAC’s arbitration rules in effect at the time of applying for arbitration. The arbitral award is final and binding upon all parties.

Article 6 Miscellaneous

6.1	Amendment. Except as otherwise provided herein, this Agreement shall not be amended, modified, cancelled or terminated except by a written instrument duly executed by each of the Parties.

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6.2	Entireness. This Agreement constitutes the entire and definitive agreement between among the Parties relating to the termination of the Control Document and supersedes all previous agreements, intent, negotiations and discussions between the Parties relating to the subject matter hereof.

6.3	The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other rights or remedies.

6.4	Language. This Agreement is written in both Chinese and English language. In case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail. This Agreement is made in 4 originals.

6.5	Effectiveness. This Agreement shall be effective after signed and sealed by the Parties.

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Signature Page

IN WITNESS WHEREOF each of the Parties hereto have caused this Agreement to be executed by its duly authorized representative on the date first set forth above.

FL Mobile (Beijing) Co., Ltd.
Seal:
Signed by Vincent Wenyong Shi
/s/ Vincent Wenyong Shi

FL Mobile Jiutian Technology Co., Ltd.
Signed by Vincent Wenyong Shi
/s/ Vincent Wenyong Shi

Lin Yu (Signature):
/s/ Lin Yu

Vincent Wenyong Shi (Signature):
/s/ Vincent Wenyong Shi

Schedule I: the Lists of Control Documents

No.	Control Documents

1	Exclusive Consulting and Services Agreement

2	Business Operating Agreement

3	Exclusive Option Agreement

4	Share Pledge Agreement

5	Loan Agreement

Schedule II: Share Transfer Agreement/ Agreement

Share Transfer Agreement

This Share Transfer Agreement (this “Agreement”) is entered into by and between the following parties on January 25, 2016 in Beijing, China

Transferor (hereinafter the “Party A”):

LinYu

ID Number: 352124197612060013

Transferee: (hereinafter the “Party B”)

Beijing NQ Mobile Technology Co., Ltd.

Address: Rm.1322, Unit C, Building 1, Zhongguancun Software Park Incubator, Haidian District, Beijing, P.R.China.

Through negotiation, Party A and Party B reach the following Agreement with respect to transfer of 78% shares (herein after the “Transferred Shares”) of FL Mobile Jiutian Technology Co., Ltd. (herein after the “Company”):

Article 1 Representation and Warranties

1.1	Party A and Party B have competent credit status and capacity to execute and perform this Agreement;

1.2	Party A is the shareholder of the Company and owns 78% shares of the Company (RMB10,530,000 of the registered capital of the Company).

Article 2 Share Transfer

2.1	Party A agrees to transfer 78% shares of the Company owned by it (RMB10,530,000 of the registered capital of the Company) to Party B, and Party B agrees to acquire such shares;

2.2	Transferred Shares shall contain all the shareholder rights and interests attached thereon and have no defect and encumbrance;

2.3	Upon completion of share transfer subject to this Agreement, Party B shall own 78% shares of the Company;

2.4	After the share transfer, Party B shall enjoy corresponding rights and bear corresponding obligations according to its share proportion in the Company.

Article 3 Portion and Consideration of Transferred Shares

Party A and Party B agree to transfer the Transferred Shares at a price of RMB10,530,000, which means the consideration for the 78% shares of the Company acquired by Party B from Party A is RMB10,530,000.

Article 4 Closing Date and Method

4.1	Upon consummation of the following conditions, the above consideration of share transfer shall be paid by Party B to Party A:

4.1.1	This Agreement has been duly executed by both parties hereto;

4.1.2	Transactions contemplated hereunder have been approved by Shareholders’ Meeting of the Company;

4.1.3	Other shareholders of the Company have waived their right of first refusal with respect to the Transferred Shares;

4.2	Party A shall return the capital contribution certificate of shareholder to the Company, and the Company shall issue a new capital contribution certificate of shareholder to Party B.

Article 5 Effectiveness

This Agreement shall become effective as of the date upon duly execution by the Parties.

Article 6 Rights of This Agreement

Without written consent by the other Party, either Party shall not transfer rights and obligations under this Agreement.

Article 7 Taxes and Other Expenses

The Parties agree to respectively assume any taxes and fees arising from performance of this Agreement.

Article 8 Breach of Agreement

In the event of any breach of this Agreement by either Party, such Party shall bear compensation liability to the non-breaching Party.

Article 9 Governing Law and Dispute Resolution

This Agreement shall be governed by the laws of PRC. In the event of any dispute with respect to this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective arbitration rules. The arbitration shall be conducted in Beijing. The arbitration award shall be final and binding on both Parties. When any dispute is under arbitration, except for the matters in dispute, other provisions of this Agreement shall be continued to be performed.

Article 10 Miscellaneous

10.1	All notices pursuant to this Agreement shall be in writing and delivered personally or sent by courier, or by facsimile transmission. Any such notices given by personal delivery shall be deemed effectively served as of delivery at the address of the other Party; notices sent by facsimile transmission shall be deemed effectively served when replying code or other confirmation signal has been received; notices or other documents sent by courier shall be deemed effectively served in 3 business days.

10.2	Any amendment to this Agreement shall become effective in form of execution in writing by both Parties, and any amendment and supplement shall be deemed as an integrant part of this Agreement.

Article 11 Language and Counterparts

This Agreement is written and executed in five (5) copies in both Chinese and English. In case of any inconsistence between Chinese and English version, the Chinese version shall prevail. Each Party shall hold one counterpart of this Agreement, and the other three counterparts are for registration and filing with the competent governmental authorities.

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(Signature Pages)

Transferor: Lin Yu

Signature: /s/ Lin Yu

(Signature Pages)

Transferee: Beijing NQ Mobile Technology Co., Ltd. (Seal)

Schedule III: Postal Address

WFOE: FL Mobile (Beijing) Co., Ltd. Contact person: Address: Third Floor, Building 2, 11 East Hepingli Street, Dongcheng District, Beijing, P.R.China Postal code: 100013 Tel: Fax: Email:

Domestic Company: FL Mobile Jiutian Technology Co., Ltd.

Contact person:

Address: Third Floor, Building 2, 11 East Hepingli Street,

Dongcheng District, Beijing, P.R.China

Postal code: 100013

Tel:

Fax:

Email:

Lin Yu Contact person: Address: No. 10, Xitucheng Road, Haidian District, Beijing (Postgraduate 98) Postal code: Tel: Fax: Email:	Vincent Wenyong Shi Contact person: Address: Building 4, 11 East Hepingli Street, Dongcheng District, Beijing, P.R.China Postal code: 100013 Tel: (8610) 85655518 Fax: (8610) 85655555-777 Email: